UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2011

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2011, Spire Corporation (the “Company”) and Silicon Valley Bank (the “Bank”) entered into (i) the Third Loan Modification Agreement amending certain terms of the Second Amended and Restated Loan and Security Agreement dated as of November 16, 2009 (the “Second Restated Revolving Credit Facility”) and (ii) the Third Loan Modification Agreement amending certain terms of the Amended and Restated Export-Import Bank Loan and Security Agreement dated as of November 16, 2009 (the “Restated Ex-Im Facility”). Pursuant to the terms of the Third Loan Modification Agreements, the Company and the Bank agreed to (i) extend the maturity date of the Second Restated Revolving Credit Facility and the Restated Ex-Im Facility to December 29, 2012, (ii) provide an aggregate amount of $6 million under both facilities, with up to $2 million available under the Second Restated Revolving Credit Facility and up to $4 million available under the Restated Ex-Im Facility, and (iii) remove the letter of credit sub-facility from the Second Restated Revolving Credit Facility. In addition, if the Company achieves certain levels of liquidity, based on cash on hand and availability under the credit facility, the Company will have a 0.5% lower interest rate.

In connection with the Third Loan Modification Agreements, the Company and Bank have established a guidance line to support letters of credit in an aggregate amount of up to $2.5 million through January 31, 2012, and thereafter in an aggregate amount of up to $1.5 million through December 29, 2012. The letters of credit will be secured by the Bank's existing all asset lien. In addition, if the Company achieves certain levels of liquidity, based on cash on hand and availability under the credit facility, the Company will not be required to cash collateralize letters of credit issued under this guidance line.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 30, 2011, the Company received a notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company's common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Notice has no effect on the listing of the Company's common stock at this time.

The Notice also stated that, pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until June 27, 2012, to regain compliance with the Minimum Bid Price Rule. To do so, the bid price of the Company's common stock must close at or above $1.00 per share for a minimum of 10 consecutive trading days prior to that date.

If compliance with the Minimum Bid Price Rule cannot be demonstrated by June 27, 2012, Nasdaq will provide written notification to the Company that the Company's common stock is subject to delisting. At that time, the Company may appeal Nasdaq's delisting determination to a Nasdaq Listing Qualifications Panel (a “Nasdaq Panel”).

As previously disclosed, the Company is also currently not in compliance with Nasdaq Marketplace Rule 5450(b)(3)(C) (the “Minimum Public Market Value Rule”), which requires the Company's market value of publicly held shares to be at least $15,000,000 for continued listing on The Nasdaq Global Market. The Company has until January 30, 2012 to regain compliance with the Minimum Public Market Value Rule. To regain compliance with this rule, the Company's market value of publicly held shares must be $15,000,000 or more for a minimum of 10 consecutive business days prior to January 30, 2012.

The Company is considering its alternatives at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: January 6, 2012	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer

3